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                                                                    Exhibit 3.9

                              VORNADO REALTY TRUST

                  ARTICLES OF AMENDMENT OF DECLARATION OF TRUST

THIS IS TO CERTIFY THAT:

         FIRST: The Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), of Vornado Realty Trust, a Maryland real estate investment trust (the "Trust"), is hereby amended by deleting Article VI,
Section 6.6(l)(1) of the Declaration of Trust in its entirety and replacing it with the following:

         "        (1) The Board of Trustees, with a ruling from the Internal
         Revenue Service or an opinion of counsel, may exempt a Person from the Ownership Limit with respect to a class of Shares or an Existing Holder Limit, as the case may be, if the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of Shares of such class will violate the Ownership Limit with respect to such class or any applicable Existing Holder Limit, in either case with respect to such individual, and such Person acknowledges and agrees that any violation or attempted violation will result in, to the extent necessary, the exchange of Shares held by such Person for Excess Stock in accordance with Section 6.6(c). In no event shall any exemption granted pursuant to this Section 6.6(l)(1) to a Person that is an individual for purposes of Section 542(a)(2) of the Code permit such individual to have Beneficial Ownership with respect to any class of Shares in excess of 9.9% of the outstanding Shares of such class."

         SECOND: The amendment to the Declaration of Trust as hereinabove set forth has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

         THIRD: The undersigned Chairman of the Board acknowledges this amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.




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         IN WITNESS WHEREOF, the Trust has caused this amendment to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Corporate Secretary on this 31st day of May, 2002.


ATTEST:                                     VORNADO REALTY TRUST



/s/ Larry Portal                            /s/ Steven Roth            [SEAL]
---------------------------                 ---------------------------
Name: Larry Portal                          Name: Steven Roth
Title: Corporate Secretary                  Title: Chairman of the Board



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